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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 15, 2002
Media Arts Group, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-24294 (Commission File Number)	77-0354419 (IRS Employer Identification No.)
900 Lightpost Way, Morgan Hill, California (Address of principal executive offices)	95037 (Zip Code)
Registrant's telephone number, including area code	(408) 201-5000
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

        Media Arts maintains a revolving line of credit with Bank of America with an expiration date of January 15, 2002. In connection with the change of Media Arts' fiscal year, on January 15, 2002, Media Arts and Bank of America amended the terms of the revolving line of credit to, among other things, (i) waive certain financial covenant violations and (ii) extend the expiration date to May 31, 2002. The amount currently available under the revolving line of credit is the lesser of (i) $15 million and (ii) 45% of the qualified accounts receivable. Since December 17, 2001, we have repaid $11,500,000 in borrowings under the revolving line of credit, currently have no borrowings against the revolving line of credit and have a cash balance of $2,300,000.

        We believe that our current cash and cash equivalent balance, together with net income from operations and existing borrowing capacity under the revolving line of credit and any renewals will be sufficient to meet our working capital requirements for at least the next 12 months. In addition, we are currently in negotiations with our current bank and others regarding a new credit facility to be effective June 1, 2002. We believe that we will be able to obtain a new or extended credit facility with Bank of America or another financial institution before May 31, 2002. However, there can be no assurance that we will obtain a new or extended credit facility by that date. If we cannot obtain a new or extended credit facility, we may not have sufficient cash to meet our future working capital requirements.

ITEM 8. CHANGE IN FISCAL YEAR

        On January 24, 2002, the Board of Directors of Media Arts approved a change in our fiscal year-end from March 31 to December 31 of each year, effective in 2001. We will report information with respect to the nine-month transition period beginning on April 1, 2001 and ending on December 31, 2001 on Form 10-K, to be filed within ninety days of the date of the determination to change the fiscal year.

        Investors and security holders may read and copy any reports, statements or other information filed by Media Arts at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Media Arts' filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on January 25, 2002 on its behalf by the undersigned hereunto duly authorized.

MEDIA ARTS GROUP, INC.
By: /s/ ROBERT MURRAY Name: Robert Murray Title: General Counsel and Secretary

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SIGNATURES